Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION OF SKURKA ENGINEERING COMPANY

Cleveland, Ohio, January 3, 2005 - TransDigm Inc. announced today that it has concluded the acquisition of Skurka Engineering Company. Skurka has been an innovative supplier of defense and aerospace products for over 50 years and employs approximately 125 people at its facility in Camarillo, California.

Skurka designs and manufactures specialized electromagnetic equipment primarily AC/DC electric motors and components. The products are used on a wide range of commercial aircraft and military aircraft, ships and ground vehicles. Recent awards have included F-22, Airbus A-380 and Joint Strike Fighter applications. The company’s proprietary products, market position, and aftermarket content fit well with TransDigm’s overall business and strategic direction.

Howard Skurka, President of Skurka Engineering, stated “I am pleased to combine my business with TransDigm. I believe TransDigm’s aerospace experience and overall capability will significantly expand the growth opportunities available to our business.”

W. Nicholas Howley, Chairman & Chief Executive Officer of TransDigm stated, “We are pleased that Howard Skurka has agreed to combine his business with TransDigm and serve as President of the newly formed Skurka Aerospace Inc. Skurka Aerospace will continue as one of the premier producers in the U.S. of highly engineered defense/aerospace AC/DC motors. We look forward to continuing Skurka’s long tradition of engineering excellence and building on the strong Skurka reputation.”

TransDigm, with annual sales of approximately $300 million, is located in Cleveland, Ohio. TransDigm was founded in 1993 with the simultaneous acquisition of the Adel, Aeroproducts, Controlex and Wiggins businesses. Subsequent acquisitions included Marathon Power Technologies in 1997; Adams Rite Aerospace Inc. in 1999; Champion Aerospace in 2001; Norco in 2003; and Avionic Instruments in 2004. Additionally, TransDigm has acquired a number of add-on product lines to extend its existing product offerings. TransDigm provides a broad range of proprietary aerospace components such as gear pumps, igniters and ignition systems, electromechanical actuators and controls, NiCd batteries/chargers, power conversion devices, engineered connectors, lavatory components, and engineered latches.

For additional information please contact:

Eileen M. Fallon

216-289-4939